Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.001 par value per share, reserved for issuance under the 2014 Amended and Restated Omnibus Incentive Plan	457(c), 457(h)	1,719,559	$2.87	$4,935,134.33	$0.00014760	$728.43
Equity	Common stock $0.001 par value per share, reserved for issuance under the 2022 Employee Stock Purchase Plan	457(c), 457(h)	112,000	$2.87	$321,440.00	$0.00014760	$47.44
Total Offering Amounts			1,831,559	$2.87	$5,256,574.33		$775.87
Total Fee Offsets							N/A
Net Fee Due							$775.87

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Skye Bioscience, Inc. 2014 Amended and Restated Omnibus Incentive Plan (“2014 Plan”) and Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan (“2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee on the basis of $2.87, which represents the average of the high and low price per share of the Registrant’s common stock on December 14, 2023, as reported on the OTCQB, an over-the-counter quotation system.